                                 Exhibit 5

                                 June 6, 1997



Board of Directors
ITLA Capital Corporation
7979 Ivanhoe Avenue
La Jolla, California  92037

Members of the Board:

    We have acted as counsel to ITLA Capital Corporation (the "Corporation") in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to 125,000 shares of the Corporation's Common Stock, $.01 par value per share (the "Common Stock"), to be offered pursuant to the Voluntary Retainer Stock and Deferred Compensation Plan for Outside Directors of the Corporation (the "Plan").

    In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Plan and agreements thereto, the Corporation's Certificate of Incorporation, Bylaws, resolutions of its Board of Directors and such other documents and corporate records as we deem appropriate for the purpose of rendering this opinion.

    Based upon the foregoing, it is our opinion that:

1.  The shares of Common Stock being so registered have been duly authorized.

2. The shares of Common Stock to be offered by the Corporation will be, when and if issued, sold and paid for as contemplated by the Plan, legally issued, fully paid and non-assessable shares of Common Stock of the Corporation.

                              Very truly yours,



                              /s/ SILVER, FREEDMAN & TAFF, L.L.P.
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                              SILVER, FREEDMAN & TAFF, L.L.P.